Exhibit 10.57

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of December 1, 2014, by and between Mayco (Illinois), LLC, an Illinois limited liability company (“Purchaser”), and Metalico-Granite City, Inc., an Illinois corporation (“Seller”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

A. Affiliates of Seller and Purchaser, respectively, are, contemporaneously with the execution of this Agreement, entering into certain agreements governing the purchases and sales of certain assets of Seller’s Affiliates to Purchaser’s Affiliates (collectively the “Affiliate Transactions”).

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Real Property and Environmental Indemnity Rights (as defined below) owned by Seller, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Acquisition Agreements” shall mean the (i) the Mayco Agreement, (ii) the Asset Purchase Agreement dated of even date herewith by and between Santa Rosa Lead Products, Inc. and Santa Rosa Lead Products, LLC, (iii) the Asset Purchase Agreement dated of even date herewith by and between Mayco (Alabama), LLC and Metalico Alabama Realty, Inc. and (iv) the Asset Purchase Agreement dated of even date herewith by and between Mayco (Nevada), LLC and West Coast Shot, Inc..

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Affiliate Transactions” shall have the meaning set forth in the preamble.

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Alternative Arrangements” shall have the meaning set forth in Section 9.7(d).

“Applicable Laws” shall mean all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority applicable to Seller or the Business.

“Assumed Liabilities” shall have the meaning set forth in Section 2.2.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Cash Consideration” shall mean the applicable amount determined pursuant to Section 2.7 of the Mayco Agreement and set forth on Exhibit 2.7 to the Mayco Agreement, subject to any credit provided pursuant to Section 5.8.

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.5(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 5.4(a).

“Contamination” or “Contaminated” shall mean the presence of Hazardous Material in, on or under the soil, groundwater, surface water or other environmental media to an extent that any Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Material.

“Deed” shall have the meaning set forth in Section 2.5(b)(i).

“Designated Contacts” shall have the meaning set forth in Section 5.1(a).

“Disclosing Party” shall have the meaning set forth in Section 5.4(a).

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by Seller to Purchaser on the date of this Agreement, as amended, modified or supplemented in accordance with this Agreement.

“Enhanced” shall have the meaning set forth in Section 10.8.

“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging harm or potential harm to any Person or to human health or to the environment or any violation of, or liability or potential liability under or relating to any Environmental Law.

“Environmental Indemnity Agreement” shall mean that Agreement, referenced in Section 6.1(n) of the 1997 Asset Purchase Agreement by and among Metalico, Inc., Metalico of Illinois, Inc. (nka Metalico-Granite City, Inc.), and Metalico of Georgia, Inc., as buyers, and Taracorp, Inc., Taracorp Industries, Inc., and Taracorp Evans, Inc. (collectively, the “Taracorp Sellers”) dated October 21, 1997, which provides that any claims which would have been covered by the Granite City Indemnity Agreement shall, upon buyer’s written notice to Taracorp Sellers, require Taracorp Sellers to make an indemnification claim against NL Industries, Inc., and if they fail to make such claim, buyer shall have the right to make such claim against NL Industries, Inc., in the name of Taracorp Sellers.

“Environmental Indemnity Rights” shall mean the rights of an indemnitee under the Environmental Indemnity Agreement. “Environmental Law” shall mean any federal, state or local statute, order, regulation or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the date hereof.

“Escrow L/C” shall have the meaning set forth in the Mayco Agreement.

“Excluded Liabilities” shall have the meaning set forth in Section 2.3.

“Expenses” shall have the meaning set forth in Section 8.2.

“Facility” shall mean the fabricating facility located on the Real Property.

“Financial Statements” shall mean the “Financial Statements” under and as defined in the Mayco Agreement.

“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Granite City Indemnity Agreement” shall mean that Agreement signed on March 4, 1985, by and among Taracorp, Inc. (“Debtor”) and the Illinois Environmental Protection Agency (“IEPA”) and NL Industries, Inc. (“NL”), pursuant to the terms of which the parties thereto effected a means for allocating costs and responsibility with respect to certain environmental claims by IEPA and others against Debtor and NL, all relating to facilities sold by NL to Debtor pursuant to Agreement dated August 22, 1979.

“Hazardous Material” shall mean any Hazardous Waste, Hazardous Substance or Toxic Substance as such terms may be defined, listed or regulated in any Environmental Law, including petroleum, any petroleum-based product, any radioactive substance and any hazardous air pollutant, or any material posing a threat or potential threat to human health or the environment.

“Indemnification Period” shall have the meaning set forth in Section 9.1.

“Indemnitee” shall have the meaning set forth in Section 9.5.

“Indemnitor” shall have the meaning set forth in Section 9.5.

“Liabilities” shall have the meaning set forth in Section 3.12.

“Lien” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Lender” shall have the meaning set forth in Section 10.8.

“Loss” or “Losses” shall mean any and all actually incurred out-of-pocket losses, liabilities, deficiencies, fines, costs, provable damages, penalties and reasonable and documented expenses (including incurred out-of-pocket reasonable and documented attorneys’ fees and expenses and litigation, settlement and judgment and interest costs), and any reasonable and documented legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions but not including special, speculative, punitive, indirect, incidental, or consequential damages or damages relating to business interruption or lost profits (even if advised of the possibility thereof), and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in the calculating the amount of any Losses, unless such items were asserted by unaffiliated third persons. All Losses shall be net of any other recoveries realized or to be realized by an Indemnitee and its Affiliates, including pursuant to Alternative Arrangements and any Tax Advantages.

“Material Adverse Effect” shall mean a change, event or occurrence that is reasonably likely to have a material adverse effect on the financial condition or results of operations of the Real Property, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would reasonably likely occur, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Business; (ii) the taking of any action required or permitted by this Agreement or the Related Agreements; (iii) the negotiation, entry into and announcement of this Agreement or the Related Agreements or pendency of the transactions contemplated hereby, including any suit, action or proceeding relating to the transactions contemplated hereby, (iv) the breach of this Agreement by Purchaser, (v) the taking of any action with the approval of Purchaser, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes or prospective changes in applicable laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (ix) any existing event, occurrence or circumstance with respect to which Purchaser has knowledge as of the date hereof (including any matter set forth in the Disclosure Schedule) and (x) any adverse change in or effect on the Business that is cured before the earlier of the Closing Date and termination of this Agreement as set forth in Article VIII, provided that in the case of any of the events set forth in clauses (viii) consisting of actual (rather than prospective) changes, such changes do not have a disproportionately adverse impact on the Business.

“Mayco Agreement” shall mean the Asset Purchase Agreement dated of even date herewith by and between Mayco Industries, Inc. and Mayco Manufacturing, LLC as it may be amended, modified or supplemented from time to time.

“Non-Tax Prorations” shall mean closing adjustments to the Purchase Price for utilities, rents, and other pro-ratable items which shall be estimated at Closing and as per the Closing Date and reprorated upon the determination of actual amounts as herein provided.

“Permitted Liens” shall mean, as of the Closing Date, all (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the Financial Statements and set forth as a current liability in the Financial Statements; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and set forth as a current liability in the Financial Statements; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and set forth as a current liability in the Financial Statements; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice and set forth as a current liability in the Financial Statements; (e) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property disclosed to Purchaser and which will not individually or in the aggregate materially adversely impact the Real Property; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations disclosed to Purchaser and which will not individually or in the aggregate materially adversely impact the Real Property; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to Seller or the Real Property disclosed to Purchaser and which will not individually or in the aggregate materially adversely impact the Real Property; and (h) Liens referred to in the Disclosure Schedule.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“PNC” shall have the meaning set forth in Section 10.8.

“Purchase Price” shall be determined by Seller and Purchaser as part of the allocation of the aggregate purchase price under this Agreement and the other Acquisition Agreements pursuant to Sections 2.6 and 2.7 of the Mayco Agreement.

“Purchaser” shall have the meaning set forth in the preamble.

“Real Property” shall mean the real property located at 1200 16th St., Granite City, Illinois 62040, as more fully described on Schedule 3.9 to the Disclosure Schedule (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges each appurtenant thereto).

“Receiving Party” shall have the meaning set forth in Section 5.4(a).

“Related Agreements” shall mean the Deed and the Escrow L/C.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Response Action” shall mean any action taken to investigate, abate, treat, remediate, clean up, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or used by the Business or any release or threatened release of Hazardous Materials. Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“Seller” shall have the meaning set forth in the preamble.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under Applicable Laws with respect to taxes.

“Tax Prorations” shall mean prorations between Seller and Purchaser for real property and personal property taxes pursuant to the procedures set forth in Section 5.7.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Title Commitment” shall mean a commitment by the Title Company for the issuance of the Title Policy.

“Title Company” shall mean a title insurance company selected by Purchaser and reasonably acceptable to Seller.

“Title Policy” shall mean a title insurance policy naming Purchaser as the insured, on an ALTA policy, insuring that the legal, fee simple, marketable title to the Real Property shall be vested in Purchaser upon the execution and recordation of the Deed subject only to the Permitted Liens and those title exceptions that are acceptable to Purchaser in its reasonable discretion, including such endorsements as Purchaser or its lender may reasonably require.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made herein, Seller shall sell, assign, convey, transfer and deliver the Real Property and Environmental Indemnity Agreement rights to Purchaser at the Closing on the Closing Date, and Purchaser shall purchase the Real Property and Environmental Indemnity Rights from Seller at the Closing on the Closing Date.

2.2 Assumed Liabilities. Upon the terms and conditions contained in this Agreement, Purchaser shall, without any further responsibility or liability of, or recourse to, Seller or Seller’s directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for paying and satisfying, solely and only the following liabilities and obligations upon, from and after the Closing Date, all items not specifically set forth below being excluded (the “Assumed Liabilities”): liabilities arising in connection with or from the use of the Real Property by Purchaser, its Affiliates, sublicensees or their respective successors or assigns, including claims by employees of any of the foregoing, or other persons, arising from or relating to the use of the Real Property, including claims resulting from injuries alleged to occur as a result of the condition of the Real Property solely with respect to periods from and after the Closing Date.

2.3 Excluded Liabilities.

(a) Except for the Assumed Liabilities expressly set forth above, Purchaser shall not assume or become responsible for any of Seller’s or any Affiliate’s duties, obligations or liabilities other than those expressly set forth in Section 2.2 (the “Excluded Liabilities”) and Seller shall remain fully and solely responsible for all of its liabilities including without limitation, all Excluded Liabilities except as expressly provided elsewhere in this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, Excluded Liabilities includes all claims, requests, and liabilities arising from or related to any judgments, orders, decrees, claims, actions, suits or proceedings relating to the Real Property arising out of events, including without limitation any environmental matters occurring, or with respect to the manner in which the Real Property was operated by Seller, prior to the Closing Date.

2.4 Payment of Purchase Price. At the Closing, as consideration for the Real Property, Purchaser shall pay to Seller the Cash Consideration by wire transfer of immediately available U.S. funds in accordance with wire instructions provided by Seller to Purchaser not later than two (2) Business Days prior to Closing. After determination of the final Purchase Price pursuant to Sections 2.6 and 2.7 of the Mayco Agreement, (i) Purchaser shall pay to Seller any shortfall if the Purchase Price is greater than the Cash Consideration paid at Closing and (ii) Seller shall pay to Purchaser any excess if the Purchase Price is less than the Cash Consideration paid at Closing.

2.5 Closing.

(a) The Closing shall take place on the date that is one (1) Business Day after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII or on such other date, and at such time and place, as may be agreed by Purchaser and Seller; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of the close of business on the day before the Closing Date. The Closing shall be through a customary Deed and Money Escrow through the Title Company, and the parties shall provide such undertakings and indemnities as may be necessary to accomplish the Closing in such manner.

(b) At the Closing, Seller shall deliver to the Title Company, for disposition as the Title Company determines appropriate, the following documents, duly executed by Seller where appropriate:

(i) Such agreements, instruments, documents and certificates as the Title Company may reasonably require from Seller in order to effect the conveyance of the Real Property from Seller to Purchaser and for the Title Company to issue the Title Policy;

(ii) a general warranty deed conveying good and marketable title to the Real Property to Purchaser, subject only to the Permitted Liens (the “Deed”);

(iii) a certificate of good standing of Seller from the Secretary of State of the State of Illinois;

(iv) a certificate of the Secretary or an Assistant Secretary of Seller certifying as to: (i) the certificate of incorporation of Seller, as certified by the Secretary of State of the State of Illinois not earlier than thirty (30) days prior to the Closing Date; (ii) the bylaws, as amended, of Seller; (iii) the incumbency and signatures of the executing officers of Seller; and (iv) resolutions duly adopted by the Board of Directors of Seller approving the transactions contemplated by this Agreement;

(v) a certificate of Seller, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2;

(vi) a FIRPTA non-Foreign Status Certification as to the Real Property;

(vii) an assignment of all of Seller’s rights under the Environmental Indemnity Agreement;

(viii) all releases necessary to terminate and discharge any Liens on the Real Property; and

(ix) such other instruments and documents as reasonably requested by Purchaser in order to consummate the transactions contemplated under this Agreement.

(c) At the Closing, Purchaser shall deliver to the Title Company, for disposition as the Title Company determines appropriate, the following documents, duly executed by Purchaser where appropriate:

(i) Such agreements, instruments, documents and certificates as the Title Company may reasonably require from Purchaser in order to effect the conveyance of the Real Property from Seller to Purchaser and for the Title Company to issue the Title Policy;

(ii) the Cash Consideration payable to Seller pursuant to Section 2.2;

(iii) an acceptance of the assignment of all of Seller’s rights under the Environmental Indemnity Agreement;

(iv) certificate of good standing of Purchaser from the Secretary of State of the State of Illinois;

(v) certificate of the Secretary or an Assistant Secretary of Purchaser certifying as to: (i) the articles of organization of Purchaser, as certified by the Secretary of State of the State of Illinois not earlier than thirty (30) days prior to the Closing Date; (ii) the Operating Agreement, as amended, of Purchaser; (iii) the incumbency and signatures of the executing officers of Purchaser; and (iv) resolutions duly adopted by the sole member of Purchaser approving the transactions contemplated by this Agreement;

(vi) a certificate of Purchaser, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2; and

(vii) such other instruments and documents as reasonably requested by Seller in order to consummate the transactions contemplated under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

3.1 Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Illinois.

3.2 Due Authorization. Seller has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been duly and validly approved and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. Seller has duly and validly executed and delivered this Agreement, and at the Closing will duly and validly execute and deliver the Related Agreements. This Agreement constitutes, and the Related Agreements upon execution and delivery will constitute, the legal, valid and binding obligation of Seller, enforceable, in each case, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.3 Consents and Approvals; Governmental Authority Relative to This Agreement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Seller, (ii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or any of its assets, other than, in the case of clause (ii) above, as would not reasonably be expected to result in a Material Adverse Effect.

3.4 Compliance with Laws. Seller has operated the Real Property in compliance in all material respects with all Applicable Laws. Seller has not been charged with or given notice of, and to the best of Seller’s knowledge, Seller is not under investigation with respect to, in violation of, or under any obligation to take remedial action under, any Applicable Law. Notwithstanding the foregoing, no provision of this Section 3.4 shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws.

3.5 Title; Sufficiency. Seller has good and marketable title to the Real Property free and clear of all Liens, other than Permitted Liens. The Real Property and the Environmental Indemnity Rights constitute the only assets of Seller. All of the Real Property is structurally sound and in good working condition, ordinary wear and tear excepted.

3.6 Permits and Licenses. Schedule 3.6 of the Disclosure Schedule lists all governmental or other permits, licenses and other authorizations which are issued to, held or used by Seller, or for which Seller has applied, in connection with the ownership of the Real Property (the “Permits and Licenses”). To the best of Seller’s knowledge, Seller has all Permits and Licenses necessary to own the Real Property in material compliance with all Applicable Laws as of the date of this Agreement.

3.7 Taxes. Except as set forth in Schedule 3.7 of the Disclosure Schedule, all Taxes with respect to the Real Property which are due and payable prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged, other than those Taxes which are the subject of a bona fide dispute with the taxing authority and disclosed on Schedule 3.7 of the Disclosure Schedule. There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or would become a lien on the Real Property, except for current Taxes not yet due and payable, or Taxes which are the subject of a bona fide dispute with the taxing authority.

3.8 Litigation. Schedule 3.8 of the Disclosure Schedule sets forth each instance in which the Real Property (a) is subject to any judgment, order, decree, stipulation, injunction, or charge or (b) is or in the past three years has been a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or to the best of Seller’s knowledge, is threatened to be a party to any such action.

3.9 Real Property.

(a) Schedule 3.9 of the Disclosure Schedule, sets forth the address and legal description of the Real Property. Seller has delivered to Purchaser copies of the deeds and other instruments (as recorded) by which Seller acquired the Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to the real Property. With respect to the Real Property:

(i) Seller has good and marketable fee simple title, free and clear of all Liens, except for Permitted Liens and those Liens set forth on the title policy to be delivered in conjunction with the transfer of Real Property; and

(ii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein.

(b) Except as listed on Schedule 3.9 (c) of the Disclosure Schedule, Seller has not received any notice from a Governmental Authority of any (i) existing, pending or threatened condemnation proceedings or change of zoning affecting the Real Property or any part thereof, (ii) violations of building codes and/or zoning ordinances with respect to the Real Property which have not heretofore been cured, or (iii) any violations of any other Applicable Laws relating to the use or the operation of the Real Property as currently operated, which have not been heretofore cured.

3.10 Environmental Matters. A Phase I Environmental Assessment Report prepared by TriAD Environmental Consultants, Inc., dated November 4, 2014, for the Real Property (the “Environmental Report”) has been delivered to Purchaser. Except as set forth on Schedule 3.10 of the Disclosure Schedule or in the Environmental Report:

(a) The operations of Seller with respect to the Real Property are in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Real Property, any: (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There are no any underground or above ground storage tanks, and there is no use, and to the best of Seller’s knowledge there has been no use, of any asbestos containing materials, Polychlorinated Biphenyls (PCB’s), or other Hazardous Material, on or at the Real Property.

(b) The Real Property is not listed on, nor, to the best of Seller’s knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Response Action and no Release of any Hazardous Material in contravention of Environmental Law with respect to the Real Property, and Seller has not received an Environmental Notice that any of the Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, Seller.

3.11 No Undisclosed Liabilities. Except as listed on Schedule 3.11 of the Disclosure Schedule, Seller has no claims, liabilities, indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including without limitation tax liabilities due or to become due (each, a “Liability” and collectively, the “Liabilities”), including but not limited to all Liabilities for breach of any contract or any liabilities in connection with Seller’s obligations under any guaranty, warranty, right of return and indemnity provisions in any contract. Schedule 3.11 of the Disclosure Schedule lists all parties to which Seller owes any payment or other amount including the name and address of such party and the amount owed.

3.12 Brokers and Finders. Other than as set forth on Schedule 3.12 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Affiliates.

3.13 Full Disclosure. To the best of Seller’s knowledge, no representation or warranty of Seller contained in this Agreement or in the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.

4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary limited liability company action of Purchaser. Purchaser has duly and validly executed and delivered this Agreement, and at the Closing, will duly and validly execute and deliver the Related Agreements. This Agreement constitutes, and the Related Agreements, upon execution and delivery, will constitute the legal, valid and binding obligation of Purchaser, enforceable, in each case, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3 Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements will not (i) violate any law, regulation or order of any Governmental Authority applicable to Purchaser; (ii) require any filing or registration by Purchaser with, or consent or approval with respect to Purchaser of, any Governmental Authority; (iii) violate or conflict with or result in a breach or default under any contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iv) violate or conflict with the articles of organization or operating agreement of Purchaser, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement or the Related Agreements.

4.4 Purchaser’s Examination. Purchaser and its representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of Seller in connection with the determination by Purchaser to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby, and all such questions have been answered to the full satisfaction of Purchaser.

4.5 Limitation on Warranties. Purchaser acknowledges and agrees that neither Seller, nor any other Person acting on behalf of Seller or any of its Affiliates or representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Real Property, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.

4.6 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Affiliates.

ARTICLE V

COVENANTS

5.1 Access to Information and Real Property.

(a) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to Section 5.4 herein-below, Seller shall give Purchaser and Purchaser’s representatives, upon reasonable notice, reasonable access during normal business hours to the Real Property, and shall make the officers of Seller available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Seller to take any actions that would unreasonably disrupt the normal course of its businesses or violate the terms of any contract to which Seller is bound or any Applicable Law; provided, that all requests for access shall be directed to either Michael J. Drury or Arnold S. Graber in writing (the “Designated Contacts”); provided, further, that nothing herein shall require Seller to provide access or to disclose any information to Purchaser if such access or disclosure (i) would cause significant competitive harm to Seller if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of Applicable Laws or the provisions of any agreement to which Seller is a party. Notwithstanding the forgoing, other than the Designated Contacts, Purchaser is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of Seller prior to the Closing without the prior written consent of a Designated Contact (it being agreed that if the Designated Contact elects to give any such consent, the consent may be conditioned upon, among other things, Seller being able to participate in any such contacts and any discussions or dialogue resulting therefrom).

(b) Purchaser and its representatives shall treat and hold strictly confidential any Confidential Information of Seller in accordance with Section 5.4.

5.2 Preservation of Business. From the date of this Agreement until the Closing Date, other than as specifically contemplated by this Agreement or with the prior consent of Purchaser (such consent not to be unreasonably withheld or delayed), Seller shall not, or nor shall it authorize or permit any owner, directors, officers, representatives or agents to, directly or indirectly, encourage, solicit, initiate, facilitate or continue inquiries, discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its Affiliates) concerning any sale of the Real Property or the Environmental Indemnity Rights to any person other than Purchaser.

5.3 Efforts. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. The “commercially reasonable efforts” of Seller shall not require Seller, its Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to Purchaser for consummation of the transactions contemplated hereby; provided that if Seller, its Affiliates or representatives elect to remedy such breach, Seller shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 5.2, for purposes of determining Purchaser’s obligations to consummate the transactions contemplated hereby pursuant to Section 6.1.

5.4 Confidentiality.

(a) General. Pursuant to the terms of this Agreement, Purchaser, on the one hand, and Seller, on the other hand, (in such capacity, the “Disclosing Party”) have disclosed and will be disclosing to the other party, and to its Affiliates and to their respective officers, directors, employees, agents and/or representatives (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Related Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Related Agreements.

(b) Exceptions. The restrictions set forth in Section 5.4(a) above on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Related Agreements or (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same. In addition, nothing in this Section 5.4 shall be interpreted to limit the ability of either party to use or disclose its own Confidential Information in any manner to or any other Person.

(c) Permitted Disclosures. It shall not be a breach of Section 5.4(a) if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to a binding requirement of Applicable Law or a Governmental Authority, or (ii) in a judicial, or administrative or arbitration proceeding to enforce such party’s rights under this Agreement, (iii) to its employees, officers, directors, members, shareholders, OEMs, professionals and consultants who have a need to know in furtherance of the transaction contemplated herein. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

(d) Confidential Terms. Each party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, each party acknowledges and agrees that the other party may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the rules or regulations of any securities exchange or market on which the disclosing party’s or its Affiliate’s stock is traded.

(e) Equitable Remedies. Each party specifically recognizes that any breach by it of this Section 5.4 may cause irreparable injury to the other party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, notwithstanding the provisions of Section 9.4, the other party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

5.5 Public Announcements. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent of the other party, issue any such press release or make any such public statement, except as may be required by applicable law.

5.6 Taxes. All federal, state, county, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be split equally and paid by Seller and Purchaser.

5.7 Tax Proration. All real property taxes or similar ad valorem obligations levied with respect to the Real Property for any taxable period falling entirely with the period before the Closing Date shall be the responsibility of Seller. All real property taxes or similar ad valorem obligations levied with respect to the Real Property for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be the responsibility of Purchaser If the exact amount of any real or personal property taxes is not known on the Closing Date, such taxes shall be estimated based upon the best available information at the time of Closing (i.e. the taxable value currently assigned to the real property and the most recent millage rate). There shall be no re-proration of real or personal property taxes after Closing. The net amount of such prorations payable by Seller, if any, shall be paid by Purchaser, but shall result in a reduction of the Purchase Price in like amount.

5.8 Phase II. Purchaser may, in its sole discretion and expense, obtain a Phase II environmental assessment report for the Real Property prior to the Closing Date, but shall receive a credit against the Purchase Price in the amount of up to $50,000, subject to Seller’s receipt of satisfactory documentation evidencing such cost.

5.9 Title and Survey Charges/Escrow Fees. Seller and Purchaser agree to split equally and pay all title and survey charges and deed and money escrow fees.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser at Closing under this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following conditions precedent on or before the Closing Date:

6.1 Warranties True as of Present Date. Each of the representations and warranties of Seller contained in Article III (a) that are qualified as to Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby, and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

6.2 Compliance with Agreements and Covenants. Seller shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date, including delivery of the documents referred to in Section 2.5(b).

6.3 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits, and no lawsuit, proceeding or investigation shall be pending, which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby.

6.4 Environmental Assessment. Purchaser acknowledges that it has received a current (dated within the last six months) Phase I environmental assessment report with respect to the Real Property by an environmental engineering firm reasonably acceptable to Purchaser and is satisfied with the findings, recommendations and conclusions set forth in such report.

6.5 Title Policy. The Title Company shall have irrevocably committed to issue the Title Policy.

6.6 Financing Documents. Purchaser shall have consummated agreements with banks and lending institutions for all funds borrowed or to be borrowed by Purchaser in connection with the acquisition of the Real Property.

6.7 Environmental Indemnity. All of the benefits available to Seller under the Environmental Indemnity Agreement shall have been assigned to Purchaser.

6.8 Additional Closings. The closing of the transactions contemplated by Acquisition Agreements shall have occurred simultaneously with the closing of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller at Closing under Article II of this Agreement are subject to the satisfaction (or waiver by Seller) of the following conditions precedent on or before the Closing Date:

7.1 Warranties True as of Present Date. Each of the representations and warranties of Purchaser contained in Article IV (a) that are qualified as to “material adverse effect” shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby, and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

7.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects, including delivery of the documents referred to in Section 2.3(c).

7.3 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits and no lawsuit, proceeding or investigation shall be pending, which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby.

7.4 Additional Closings. The closing of the transactions contemplated by the Acquisition Agreements shall have occurred simultaneously with the closing of the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the mutual written consent of Purchaser and Seller;

(b) By Seller if the Closing shall not have occurred on or before December 1, 2014 (the “Termination Date”);

(c) By Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) has not been or is incapable of being cured by Purchaser within thirty (30) calendar days after its receipt of written notice thereof from Seller;

(d) By Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) has not been or is incapable of being cured by Seller within thirty (30) calendar days after its receipt of written notice thereof from Purchaser;

(e) By Seller if (i) all of the conditions set forth in Article VI have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) (A) Purchaser shall not have sufficient funds available to consummate the Closing or (B) Purchaser otherwise breaches its obligations under Article II hereof; or

(f) By either of Purchaser or Seller if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

Notwithstanding anything else contained in this Agreement, (i) this Agreement shall automatically terminate without any further action by either party if all or a substantial portion of the Affiliate Transactions are terminated, and (ii) the right to terminate this Agreement under this Section 8.1 shall not be available to either party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder. If this Agreement is terminated pursuant to Section 8.1(c) or (e), Seller and its Affiliates shall be released from any obligations for payments or reimbursements of costs and expenses under this Agreement, any Related Agreements, or any other agreement, instrument or document executed and delivered by or between Seller and/or any of its Affiliates, on the one hand, and Purchaser and/or any of its Affiliates, on the other hand.

8.2 Expenses. Whether or not the Closing occurs, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the party’s independent advisor, counsel and accountants, incurred or paid by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

8.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser, on the one hand, or Seller, on the other hand, as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2 or this Section 8.3) on the part of Purchase, on the one hand, or Seller, on the other hand; provided, however, that the provisions of Section 8.2, this Section 8.3, Sections 5.1(b), 5.4, 10.6, 10.7, 10.12 and 10.13 will survive any termination hereof; provided, further, however, that subject to the terms of this Section 8.3, nothing in this Section 8.3 shall relieve either party of any liability for any breach by such party of this Agreement prior to the date of any such termination.

ARTICLE IX

SURVIVAL AND REMEDY; INDEMNIFICATION

9.1 Survival. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date for a period of one year from the Closing Date, except for the representations and warranties set forth in Sections 3.1 (Seller’s Due Organization), 3.2 (Seller’s Due Authorization), 3.5 (Title), 3.6 (Taxes), 3.9 (Environmental Matters), 3.11 (Seller’s Brokers), 4.1 (Purchaser’s Due Organization), 4.2 (Purchaser’s Due Authorization) and 4.6 (Purchaser’s Brokers) which will survive until the expiration of the applicable statute of limitations; provided, however, that in the case of representations, warranties, covenants and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (as applicable, the “Indemnification Period”). Thereafter, neither Seller nor Purchaser shall be under any obligation or liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate in respect thereto, except for those covenants and agreements which, by their terms, expressly extend for a longer period than the Indemnification Period. No party shall have any right to assert any claims against the other party with respect to any Loss, cause of action or other claim to the extent it is (i) primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such party or one of its Affiliates or paid or incurred by such party or one of its Affiliates or (ii) a Loss, cause of action or claim with respect to which a party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

9.2 Indemnification by Seller. Subject to the other provisions of this Article IX, Seller shall, jointly and severally, indemnify Purchaser and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, members, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Purchaser or any of the foregoing Persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Seller pursuant to Article III of this Agreement or the Related Agreements; (ii) any breach of or failure by Seller to perform any agreement, covenant or obligation of Seller set out in this Agreement or the Related Agreements, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; and (iii) any defect in title to the Real Property which materially adversely affects or impairs Purchaser’s use or ownership of the Real Property.

9.3 Indemnification by Purchaser. Subject to the other provisions of this Article IX, Purchaser shall indemnify Seller and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Seller or any of the foregoing Persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to Article IV of this Agreement or the Related Agreements; (ii) any breach of or failure by Purchaser to perform any agreement, covenant or obligation of Purchaser set out in this Agreement or the Related Agreements, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; and (iii) any acts or omissions by Purchaser and any obligations and liabilities in respect of Purchaser from and after the Closing Date.

9.4 Indemnification Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except in the case of (i) actual fraud by Seller and (ii) title to the Real Property, the sole recourse and exclusive remedy of Purchaser for the breach of any representations, warranties, covenants and agreements contained in this Agreement or the Related Agreements, any agreement, or instrument contemplated hereby, any document relating hereto or thereto contained in any Schedules or Exhibits to this Agreement, or otherwise arising from the transactions contemplated hereby or the use of the Real Property prior to the Closing, shall be to assert a claim for indemnification under the indemnification provisions of Section 9.2.

9.5 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article IX relating to or arising out of claims, actions by Governmental Authorities or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the “Indemnitee”) of notice of the commencement of any (a) Tax audit or proceeding for the assessment of any Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any claim, liability or obligation by a Governmental Authority or a third party (whether by legal process or otherwise), against which claim, liability or obligation a party under this Article IX (hereinafter the “Indemnitor”) that is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor pursuant to this Article IX, promptly notify the Indemnitor in writing of the commencement or assertion thereof, including the amount and specific factual and legal basis for such claim, and give the Indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The Indemnitor shall have, in all instances, the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (a) may result in orders or mandatory injunctions materially impacting the Indemnitee’s on-going operation of the business or (b) may result in liabilities which, taken with other then-existing claims under this Article IX, would not be fully indemnified hereunder. The Indemnitor shall have twenty (20) days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume the defense thereof. If the Indemnitor does assume such defense, it will, within such twenty (20) days, so notify the Indemnitee. If the Indemnitor does not assume such defense and so notifies the Indemnitee, or if the Indemnitor is barred from assuming such defense pursuant to this Section 9.5, then the Indemnitee shall have the right to assume such defense, subject to the participation of the Indemnitor, as provided in this Section 9.5, and the Indemnitee’s fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnitor. In any case, the Indemnitor and Indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents, employees and information (written or otherwise) relevant to such defense. Prior to paying any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a Taxing authority, holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor which consent shall not be unreasonably withheld. The Indemnitor’s consent shall not be required for settlements (a) which consist principally of equitable remedies in respect of the Indemnitee or its business, or (b) that result in payments by the Indemnitee which, taken with other then existing claims under this Article IX, would not be subject to indemnification hereunder. An Indemnitor or Indemnitee shall have the authority to settle or compromise any claim for which it has assumed or conducted the defense pursuant to this Section 9.5; provided, that an Indemnitor shall not settle or compromise any such claim if such settlement or compromise would result in an order, injunction or other equitable remedy in respect of the Indemnitee, or would otherwise have a direct effect upon Indemnitee’s continuing operations, or would result in liabilities which, taken together with other existing claims under this Article IX, would not be fully indemnified hereunder; in each case, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld. Notwithstanding the foregoing or anything else to the contrary in this Article IX or elsewhere in this Agreement, Seller shall have the right, in Seller’s sole and absolute discretion, to settle and compromise (on whatever terms Seller may elect) any claim or action to which this Article IX applies, so long as such settlement or compromise includes a release in favor of Purchaser with respect to such liability from the third party asserting the claim and/or action. An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (y) the Indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 9.5, or (z) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such reasonable fees and expenses of counsel for the Indemnitee shall be borne by the Indemnitor, in accordance with the following paragraph.

9.6 Procedure for Other Claims. In the event that any Indemnitee believes that it is entitled to claim indemnification from an Indemnitor under this Article IX and such claim is not subject to Section 9.5, the Indemnitee shall notify the Indemnitor of such claim, the amount or estimated amount thereof and the specific factual and legal basis for such claim (which will be described in reasonable detail). The Indemnitor and Indemnitee will proceed, in good faith, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The place of such arbitration shall be New York, New York. The determination of the amount of any indemnification claim pursuant to this Section 9.6 will be final, binding and conclusive, and the Indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the Indemnitor within ten (10) days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction described in Section 10.12 to enforce such payment. The court costs and reasonable and documented fees and expenses, including reasonable and documented attorney’s fees, incurred by the Indemnitor and Indemnitee in connection with any such enforcement proceeding shall be borne by the Indemnitor and Indemnitee in inverse proportion to their relative success in such proceeding.

9.7 Indemnification Limits and Payment.

(a) Notwithstanding anything to the contrary in this Article IX or any other provision of this Agreement, (i) no party shall be entitled to indemnification pursuant to Article IX with respect to any breach of any representation or warranty or other indemnification obligation until such time as its respective aggregate right to such indemnification, together with all other rights to indemnification of the purchasers under the Acquisition Agreements in the aggregate, exceeds One Hundred Thousand Dollars ($100,000.00) (it being agreed that in the event such threshold is reached and exceeded, the Indemnitor will only be liable for the amount of any Losses that is in excess of such threshold amount), and (ii) except in the case of fraud by Purchaser or Seller (in which event, this limitation will not apply to the party who committed such fraud) and in the case of Seller, the Excluded Liabilities, the maximum aggregate amount that Seller and its Affiliates may be required to pay for indemnification pursuant to this Article IX and comparable provisions of the Acquisition Agreements, the Related Agreements, and the “Related Agreements” under and as defined in the Acquisition Agreements in respect of all claims by all Indemnitees and “Indemnitees” under and as defined in the Acquisition Agreements for Losses and “Losses” under and as defined in the Acquisition Agreements is an amount equal to $3,000,000.

(b) Purchaser will not be entitled to indemnification pursuant to this Article IX with respect to any claim or liability relating to a breach by Seller of a representation or warranty before the Closing Date if Seller has supplemented the Disclosure Schedule to provide new information or correct such misrepresentation.

(c) From and after the Closing, Purchaser shall maintain or cause to be maintained customary property, casualty, business interruption and other insurance in respect of the Real Property in accordance with Purchaser’s general practices and industry standards.

(d) Any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any proceeds received or receivable from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity, (ii) any self-insured, retention, deduction or similar liability retention by Purchaser will, for this purpose, be viewed as actual insurance for this purpose, except to the extent any such insurance proceeds must be specifically repaid by Indemnitee through adjustments to past, present or future premiums or other similar mechanism and net of any costs of obtaining any such proceeds, and (iii) any proceeds received or receivable from third parties, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such Indemnitee (such arrangements referenced in clauses (i) through (iii) in this Section 9.7(d), collectively, “Alternative Arrangements”). Subject to Section 9.7(d), the taking of a Tax deduction in connection with any such damage, loss, liability or expense that is subject to a claim for indemnification shall be at the discretion of the Indemnitee. Purchaser shall have no right to assert any claims with respect to any Losses that would have been covered by an Alternative Arrangement had Purchaser maintained for its benefit and the benefit of the Real Property the same rights or coverage under an Alternative Arrangement following the Closing that was in effect for the Real Property immediately prior to the Closing.

(e) Purchaser shall utilize its commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 9.2, including pursuing any and all other rights and remedies to  collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity. If any such proceeds, benefits or recoveries are received by Purchaser with respect to any Losses after Purchaser has received any indemnification payments from Seller, Purchaser shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay such proceeds, benefits or recoveries to Seller. Upon making a payment to Purchaser in respect of any Losses, Seller will, to the extent of such payment, be subrogated to all rights of Purchaser pursuant to Alternative Arrangements or against any third party in respect of the Losses to which such payment relates. Purchaser shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Each party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(f) Once an indemnification claim has been finalized pursuant to the procedures set forth in Section 9.2 or 9.3, the Indemnitor shall promptly remit to the Indemnitee the amount of any such claim. If Purchaser is the Indemnitee, to the extent that the Escrow L/C is still in place, Purchaser shall be entitled to draw upon the Escrow L/C for the amount of such indemnification claim pursuant to the terms of the Escrow L/C, provided that the amount available under the Escrow L/C shall not limit in any way Purchaser’s right to recover in full its indemnification claim, subject to the other limitations set forth in this Section 9.7.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by Purchaser and Seller.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service or by electronic mail (“email”) with receipt confirmed, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a) If to Seller, addressed as follows:

Mayco Industries, Inc.
c/o Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attention: Michael J. Drury

with a copy (for informational purposes only) to:

Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attention: General Counsel

(b) If to Purchaser, addressed as follows:

Mayco (Illinois), LLC
1031 East 103rd Street
Chicago, Illinois 60628
Attention:  President

with a copy (for informational purposes only) to:

Imperial Acquisitions, LLC
1031 East 103rd Street
Chicago, Illinois 60628
Attention: Stuart Schwartz

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

10.5 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Purchaser nor Seller shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other party.

10.6 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

10.7 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either party without the prior written consent of the other party, provided further that,  Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to PNC Bank, National Association (“PNC”) and Enhanced Small Business Investment Company LP (“Enhanced” and together with PNC, each a “Lender”) as collateral security for any loans made by any Lender to Purchaser. For all purposes hereof, a transfer, sale or disposition of a majority of the capital stock or other voting interest of Purchaser or Seller (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, the Persons referred to in Sections 5.5, 5.6 and Article IX are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement or the Related Agreements.

10.10 Further Assurances. Upon the reasonable request of Purchaser or Seller, each party will on and after the Closing Date execute and deliver to the other party such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated hereby, and to effect and evidence the provisions of this Agreement or the Related Agreements and the transactions contemplated hereby or thereby.

10.11 Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements, together with the Acquisition Agreements, and the documents referred to herein and therein, set forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

10.12 JURISDICTION OF DISPUTES. SUBJECT TO SECTION 9.6, IN THE EVENT EITHER PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE RELATED AGREEMENTS OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT SUBJECT TO SECTION 9.6, ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.12 SHALL BE DEEMED TO PREVENT EITHER PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; AND (D) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF EITHER PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.16 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MAYCO (ILLINOIS), LLC
By:	/s/	Stuart Schwartz

Name: Stuart Schwartz Title: Vice President

METALICO-GRANITE CITY, INC.
By: :	/s/	Michael J. Drury

Name: Michael J. Drury Title: President